MEDPLUS, INC.
             8805 Governor's Hill Drive, Suite 100
                    Cincinnati, Ohio 45249

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          JUNE 18, 1999

TO THE SHAREHOLDERS OF MEDPLUS, INC.:

You are cordially invited to attend a Special Meeting of the Shareholders of MedPlus, Inc., in lieu of an Annual Meeting, to be held on June 18, 1999 at 9:30 A.M. at the Marriott Hotel
Northeast, 9664 Mason-Montgomery Road, Mason, Ohio 45040, for the purpose of considering and acting on the following:

1.  Election of six directors to serve until the 2000 Annual
Meeting.
2. Approval of an amendment to the Company's Articles of Incorporation creating a class of 5,000,000 shares of Series A Convertible Preferred Stock ("Preferred Stock").
3. Approval of the issuance of 2,371,815 shares of Preferred Stock, warrants to purchase up to an additional 1,040,699 shares of Preferred Stock and the potential issuance of an indeterminate number of shares of the Company's Common Stock issuable upon the conversion of shares of Preferred Stock for purposes of complying with the shareholder approval requirements of The Nasdaq Stock Market.
4. Approval of the issuance of 2,371,815 shares of Preferred Stock, warrants to purchase up to an additional 1,040,699 shares of Preferred Stock and the potential issuance of an indeterminate number of shares of the Company's Common Stock issuable upon the conversion of shares of Preferred Stock for purposes of complying with the shareholder approval requirements of the Ohio Control Share Acquisition Act.
5. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 26, 1999 will be entitled to vote at the meeting.

                              By Order of the Board of Directors


                              Robert E. Kenny III
                              Secretary
May 15, 1999
__________________________________________________________________
                            IMPORTANT

     A Proxy Statement and proxy are submitted herewith. As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this Special Meeting in person. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Shareholders attending the meeting may personally vote on all matters that are considered in which event their signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing your proxy promptly.
__________________________________________________________________

                                                   May 15, 1999
                           PROXY STATEMENT
                             MEDPLUS, INC.
               8805 Governor's Hill Drive, Suite 100
                      Cincinnati, Ohio  45249

                   SPECIAL MEETING OF SHAREHOLDERS
                             June 18, 1999

                              INTRODUCTION

The enclosed form of proxy is being solicited on behalf of the Board of Directors of MedPlus, Inc. (also referred to as "MedPlus" or the "Company") for the Special Meeting of Shareholders, in lieu of an Annual Meeting, to be held on June 18, 1999. Each of the 6,055,269 shares of Common Stock, without par value, outstanding on April 26, 1999, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. Only shareholders of record of the Company at the close of business on April 26, 1999 will be entitled to vote at the meeting either in person or by proxy. This Proxy Statement is being mailed to shareholders on or about May 15, 1999.

The shares represented by all properly executed proxies that are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Unless otherwise provided in writing by a shareholder and subject to applicable law, each person granting a proxy may revoke it by giving notice to the Company's Secretary in writing or in open meeting at any time before it is voted. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of the Company who will receive no compensation therefor in addition to their regular salaries. Brokers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company will reimburse them for their expenses. The expense of soliciting proxies will be borne by the Company. The Annual Report of the Company for the fiscal year ended January 31, 1999 ("fiscal 1999") is enclosed with this Proxy Statement (see "Incorporation of Certain Documents by Reference")

                       ELECTION OF DIRECTORS

Six directors are to be elected to hold office until the 2000 Annual Meeting of Shareholders. It is the intention of the individuals named in the proxy to vote for the election of only the six nominees named. Only the maximum of six directors may be elected. The Company is not currently aware of any potential candidates who may be nominated at or prior to the meeting, and in no event will the proxies solicited hereby be voted for other than the six nominees named.

The nominees, Richard A. Mahoney, Robert E. Kenny III, Paul J. Stein, Jay Hilnbrand, Philip S. Present II and Martin A. Neads are currently serving as members of the Board of Directors. While management has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nominations, should any nominee so refuse or become unable to accept, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the Board of Directors. Nominees receiving the six highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby that are returned to the Company will be voted in favor of the six nominees specified above unless otherwise instructed by the shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

Directors are elected annually and serve for one year terms.
Information with respect to each of the six nominees is as follows:

Jay Hilnbrand, age 65, has been, except for the period from December 1, 1998 until February 16, 1999 during which Mr. Hilnbrand resigned briefly due to illness, a director of the Company since April 1994 and is the retired General Manager of Universal Document Management Systems, Inc. ("UDMS"), a document management software development company that became a wholly-owned subsidiary of the Company in 1995.

Robert E. Kenny III, age 43, an attorney engaged in the private practice of law since 1985, has served as Secretary of the Company and as a director of the Company since 1991.

Richard A. Mahoney, age 51, has been the Company's President and a
director of the Company since January 1991.   While Mr. Mahoney
has been the President of the Company since its inception, Mr. Mahoney has held the titles of Chairman of the Board and Chief Executive Officer of the Company since November 1995.

Martin A. Neads, age 50, became a director of the Company in December 1998. Mr. Neads is currently an executive director and business consultant with European IT Solutions, Ltd. ("EITS"). Prior to joining EITS, Mr. Neads was Vice President and General Manager of Operations and Senior Vice President and General Manager of the Software Products Division for Structural Dynamics Research Corp. ("SDRC"), a leading international provider of mechanical design automation software and engineering services.

Philip S. Present II, age 48, joined the Company in April 1995 as Vice President of Corporate Development. Mr. Present was named Chief Operating Officer of the Company in June 1996. He became a director of the Company on December 13, 1997 to fill a vacancy created on the Board by an increase in the number of directors of the Company from five to six. From September 1973 to March 1995, Mr. Present was employed by the certified public accounting firm of KPMG LLP.

Paul J. Stein, age 52, has been a director of the Company since
1991. Mr. Stein has been a self-employed marketing consultant and manufacturer's representative since October 1990.



            BOARD OF DIRECTORS MEETINGS AND COMMITTEES

In fiscal 1999, the Board of Directors met on two occasions. Each of Messrs. Mahoney, Kenny, Stein, Neads and Present attended 100% of the total number of meetings of the Board of Directors held during the period for which he was a director. Each of the directors also attended the total number of meetings held by all committees of the Board on which he served (during the periods that he served). Mr. Hilnbrand and Mr. Paul Martin (who resigned from the Board on February 16, 1999) each attended one of the meetings of the Board of Directors held during the period for which he was a director, but each executed all Actions By Unanimous Written Consent of the Directors that were executed during fiscal 1999.

The Company has an Audit Committee of the Board of Directors, the members of which are not officers or employees of the Company except for Mr. Mahoney. The Audit Committee, which held two meetings during fiscal 1999, recommends to the entire Board of Directors the independent auditors to be employed by the Company, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' report and any management letters issued by the auditors and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The members of the Audit Committee during fiscal 1999 were Messrs. Mahoney, Kenny and Stein.

The Company has a Compensation Committee of the Board of Directors, which held one meeting and executed one Action by Unanimous Written Consent during fiscal 1999. The Compensation Committee recommends to the entire Board of Directors the compensation arrangements, including grants of stock options and other incentives under the Company's 1994 Long-Term Stock Incentive Plan, for the corporate officers and employees of the Company and reviews proposed changes in management organization. The present members of the Compensation Committee are Messrs. Stein, Neads and Kenny.

                      SECURITY OWNERSHIP OF
           CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who, directly or indirectly, has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by the Company to have been the beneficial owners of 5% or more of the 6,025,371 shares of the Company's Common Stock outstanding as of January 31, 1999:


                              Name and Address of               Amount and Nature of            Percent
Title of Class                Beneficial Owner(1)               Ownership                       of Class(2)
____________________          ___________________________       _________________________       ____________
Common Stock                  Richard A. Mahoney                2,986,005 shares owned            47.10%
                              Chairman of the Board,            beneficially(3)
                              President and Chief Executive
                              Officer
                              8598 Twilight Tear Drive
                              Cincinnati, OH  45249

Common Stock                  The Keys Plus Irrevocable Trust   690,938 shares owned              10.90%
                              8598 Twilight Tear Drive          beneficially(4)
                              Cincinnati, OH  45249

Common Stock                  The Keys Plus Irrevocable Trust   690,937 shares owned              10.90%
                              8598 Twilight Tear Drive          beneficially(4)
                              Cincinnati, OH  45249

Common Stock                  Paul J. Stein                     312,750 shares owned               5.18%
                              4041 Harding Drive                beneficially(5)
                              Westlake, OH  44148

</TABLE



(1) The persons and entities named in the above table had, at January 31, 1999, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options were considered to be exercisable if by their terms they could have been exercised as of January 31, 1999 or if they became exercisable within 60 days thereafter.

(2) Percentages indicated for each person are calculated with respect to a total number of shares equal to the number of shares actually outstanding as of January 31, 1999 plus that number of shares that such person had the right to acquire as of the date 60 days thereafter.

(3)  Total consists of (i) 927,725 owned outright by Mr. Mahoney,
(ii) approximately 9,431 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan (the "401(k) Plan"), (iii) 4,500 shares owned by members of Mr. Mahoney's immediate family and (iv)
300,000 shares subject to options exercisable by Mr. Mahoney as of January 31, 1999 or within 60 days thereafter. In addition, Mr.
Mahoney is the sole trustee of two trusts for the benefit of certain minor children that at January 31, 1999 held a total of 1,381,875 shares of Common Stock; Mr. Mahoney had, and continues to have, sole voting and dispository power with respect to the shares held by the trusts but no pecuniary interest in such shares. Finally, Mr. Mahoney had sole voting power as proxy with respect to an additional 362,474 shares, 13,750 of which were shares subject to options exercisable at January 31, 1999 or within 60 days thereafter.

(4) These shares are also included in the shares shown as beneficially owned by Mr. Mahoney.

(5)  Total consists of (i) 258,000 shares owned outright by Mr.
Stein, (ii) 46,000 shares owned by members of Mr. Stein's immediate family and (iii) 8,750 shares that Mr. Stein then had, and continues to have, the option to purchase. Mr. Stein had, and continues to have, shared voting and investment power with respect to the shares owned by members of his immediate family. Mr.
Mahoney had, and continues to have, sole voting power as a proxy with respect to the 258,000 shares owned outright by Mr. Stein and the 8,750 shares that Mr. Stein had the option to purchase;
accordingly, these shares are also included in the shares shown as beneficially owned by Mr. Mahoney.

Management

Ownership of MedPlus, Inc.

As of April 26, 1999, 6,055,269 shares of the Company's Common
Stock were outstanding. The following table sets forth the beneficial ownership of the Company's Common Stock by its directors, the named executives and all directors and executive officers as a group, as of April 26, 1999


                              Name and Position of              Amount and Nature of            Percent
Title of Class                Beneficial Owner(1)               Ownership                       of Class
____________________          ___________________________       _________________________       ____________


Common Stock                  Paul F. Albrecht                  46,649 shares owned                0.76%
                              Vice President and Chief          beneficially(2)
                              Technology Officer

Common Stock                  Jay Hilnbrand                     95,724 shares owned                1.58%
                              Director and Retired General      beneficially(3)
                              Manager of Subsidiary

Common Stock                  Robert E. Kenny III               16,750 shares owned                0.28%
                              Director                          beneficially(4)

Common Stock                  Richard A. Mahoney                3,381,455 shares owned            53.07%
                              Chairman of the Board,            beneficially(5)
                              President and Chief Executive
                              Officer

Common Stock                  Timothy P. McMullen               54,427 shares owned                0.89%
                              Vice President of Sales           beneficially(6)
                              and Marketing

Common Stock                  Martin A. Neads                   4,700 shares owned                 0.08%
                              Director                          beneficially

Common Stock                  Philip S. Present II              121,818 shares owned               1.98%
                              Chief Operating Officer           beneficially(7)

Common Stock                  Gary Price                        100,600 shares owned               1.66%
                              Former Senior Vice President      beneficially(8)
                              of Business Development

Common Stock                  Daniel A. Silber                  38,157 shares owned                 .63%
                              Vice President of Finance         beneficially(9)
                              and Chief Financial Officer

Common Stock                  Paul J. Stein                     315,250 shares owned               5.20%
                              Director                          beneficially(10)
                                                                _________________________       ____________

Common Stock                  All directors and executive       3,689,956 shares owned            55.91%
                              officer as a group                beneficially(11)
                              (10 persons)
_________________

</TABLE


(1) The persons and entities named in the above table have sole voting and investment power with respect to all shares of Common
Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options were considered to be currently exercisable if by their terms they could have been exercised as of April 26, 1999 or if they will become exercisable within 60 days thereafter.

(2) Total consists of (i) 46,000 shares that Mr. Albrecht has the option to purchase and (ii) approximately 649 shares held by Mr.
Albrecht through the 401(k) Plan.

(3) Total consists of (i) 90,724 shares owned outright by Mr.
Hilnbrand and (ii) 5,000 shares that Mr. Hilnbrand has or will
have the option to purchase on or before June 26, 1999.   Mr.
Mahoney has sole voting power as a proxy with respect to the
90,724 shares owned outright by Mr. Hilnbrand and, should Mr.
Hilnbrand choose to exercise his option to purchase 5,000 shares,
Mr. Mahoney will also have sole voting power as a proxy with respect to those shares.  Accordingly, all shares shown as
beneficially owned by Mr. Hilnbrand are also included in the shares shown as beneficially owned by Mr. Mahoney.

(4) Total consists of (i) 5,000 shares owned outright by Mr.
Kenny, (ii) 500 shares that Mr. Kenny owns through an IRA and
(iii) 11,250 shares that Mr. Kenny has the option to purchase or will have the option to purchase on or before June 26, 1999.

(5) Total consists of (i) 927,725 shares owned outright by Mr.
Mahoney, (ii) approximately 9,431 shares held by Mr. Mahoney through the 401(k) Plan (iii) 4,500 shares owned by members of Mr.
Mahoney's immediate family, (iv) 1,381,875 shares owned by Mr.
Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power, (v) 757,924 shares, 16,250 shares of which are shares subject to options exercisable on or before June 26, 1999, as to which Mr. Mahoney has sole voting power as proxy and (vi) 300,000 shares that Mr. Mahoney currently has the option to purchase pursuant to options granted to him in 1995, 1996, 1997, and 1998 in accordance with his employment agreement with the Company, and options granted to him in lieu of a cash bonus for 1996.

(6) Total consists of 53,334 shares that Mr. McMullen has the option to purchase and approximately 1,093 shares held by Mr.
McMullen through the 401(k) Plan.

(7)  Total consists of (i) 1,371 shares held outright by Mr.
Present, (ii) 30,000 shares owned by Mr. Present through a personal retirement plan account, (iii) 85,001 shares that Mr.
Present has the option to purchase and (iv) approximately 5,446 shares held by Mr. Present through the 401(k) Plan. Mr. Mahoney has sole voting power with respect to the 30,000 shares owned by Mr. Present through a retirement plan and as such those shares are also included in the shares shown as beneficially owned by Mr.
Mahoney.

(8) Mr. Price resigned effective September 15, 1998. Total consists of 100,600 shares owned outright by Mr. Price. Mr.
Mahoney has sole voting power as a proxy with respect to 90,600 of such shares and as such those shares are also included in the shares shown as beneficially owned by Mr. Mahoney.

(9)  Total consists of (i) 2,218 shares owned outright by Mr.
Silber, (ii) 32,334 shares that Mr. Silber has the option to purchase and (iii) approximately 3,605 shares held by Mr. Silber through the 401(k) Plan.

(10) Total consists of (i) 258,000 shares owned outright by Mr.
Stein, (ii) 46,000 shares owned by members of Mr. Stein's immediate family and (iii) 11,250 shares that Mr. Stein currently has the option to purchase or will have the option to purchase on or before June 26, 1999. Mr. Stein has shared voting and investment power with respect to the shares owned by members of his immediate family. Mr. Mahoney has sole voting power as a proxy with respect to the 258,000 shares owned outright by Mr.
Stein and, should Mr. Stein choose to exercise his option to purchase 11,250 shares, Mr. Mahoney will also have sole voting power as a proxy with respect to those shares. Accordingly, the 258,000 shares owned outright by Mr. Stein and the 11,250 shares that Mr. Stein has the option to purchase as of are also included in the shares shown as beneficially owned by Mr. Mahoney.

(11) Includes the shares owned by Mr. Mahoney as a trustee, shares over which Mr. Mahoney has voting power and shares owned by Mr.
Stein's immediate family and the total number of shares owned directly by all directors and executive officers, including those officers, if any, who are not named executives.

Ownership of DiaLogos Incorporated

As of April 26, 1999, 100 shares of the common stock of the Company's majority-owned subsidiary, DiaLogos Incorporated, were outstanding. The following table sets forth the beneficial ownership of the common stock of DiaLogos Incorporated by the Company's directors, the named executives and all directors and executive officers as a group, as of April 26, 1999



                              Name and Position of              Amount and Nature of            Percent
Title of Class                Beneficial Owner(1)               Ownership                       of Class
____________________          ___________________________       _________________________       ____________


Common Stock                  Richard A. Mahoney                13.5 shares owned                 13.50%
                              Chairman of the Board,            beneficially(2)
                              President and Chief Executive
                              Officer

Common Stock                  Philip S. Present II              2 shares owned                     2.00%
                              Chief Operating Officer           beneficially

Common Stock                  Daniel A. Silber                  1 share owned                      1.00%
                              Vice President of Finance         beneficially
                              and Chief Financial Officer
                                                                _________________________       ____________

Common Stock                  All directors and executive       16.5 shares owned                 16.50%
                              officer as a group                beneficially
                              (3 persons)
_________________



(1) The persons named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. None of the persons named in the above table have stock options to purchase additional shares of DiaLogos.

(2) Total consists of 6.75 shares owned outright by Mr. Mahoney and 6.75 shares owned by a member of Mr. Mahoney's immediate family.



The Company's executive officers not previously discussed under "Election of Directors" are as follows:

Timothy P. McMullen, 44, has been the Vice President of Sales and Marketing since December 13, 1997. He joined the Company as Vice President, Corporate Accounts and Managed Care in June 1996 after sixteen years with the Hill-Rom Co. Inc. At Hill-Rom, the world's largest manufacturer and distributor of patient beds and patient environments, he held several senior positions including Vice President of Corporate Accounts, Merchandising, International, and Domestic Sales.

Daniel A. Silber, 50, joined the Company as Vice President of
Finance and Chief Financial Officer in May 1995. From 1993 until he joined the Company, he was Chief Financial Officer for Saturday Knight LTD, a manufacturer and distributor of bathroom accessories.

Paul F. Albrecht, 44, was elected Vice President and Chief Technology Officer on December 13, 1997 following his tenure as General Manager of the ChartMaxx[tm] Division of MedPlus since May 16, 1994. Prior to joining the Company, Mr. Albrecht had been the Director of the Systems Development Area for Cincinnati Bell Information Systems since December 1991.

PROPOSALS TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO
CREATE A CLASS OF SERIES A CONVERTIBLE PREFERRED STOCK;
APPROVE THE ISSUANCE OF SHARES OF SUCH PREFERRED STOCK; AND
APPROVE THE SUBSEQUENT ISSUANCE OF COMMON SHARES UPON
CONVERSION THEREOF

Background
__________

     On April 30, 1999, the Company entered into an Agreement (the "Agreement") with three investment firms (the "Investors") to obtain $6,100,000 in debt and equity financing. The Agreement was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-KSB for fiscal 1999 (see "Incorporation of Certain Documents by Reference"). The terms of the Agreement provide for financing of $4,100,000 in Series A Convertible Preferred Stock (the "Preferred Stock") and $2,000,000 in subordinated debentures (the "Notes"). The proceeds of the financing will be utilized to fund working capital requirements and continue the market penetration of certain of the Company's core products. Certain terms of the agreement, including the authorization of the Preferred Stock, are subject to shareholder approval.

     On April 30, 1999, the Company issued the Notes, due 2004, with a coupon rate of 10% in the first year and 12% thereafter. The principal portion of the Notes is payable as follows: $666,666 in April 2002, $666,667 in April 2003 and $666,667 in April 2004;
however, the Company may redeem the Notes at any time during their term without penalty. The Notes provide that if the Preferred Stock is authorized and certain additional terms related to the Agreement are approved by the Company's shareholders prior to July 30, 1999, then the Company will issue to the holders of the Notes five-year warrants to purchase 281,137 shares of Preferred Stock at an exercise price not to exceed $1.90. This warrant price is subject to adjustment if the Company does not meet specified requirements relating to the appreciation of its stock price at the end of a defined two-year period. However, the Notes also provide that if the Preferred Stock is not authorized and certain additional terms related to the Agreement are not approved by the Company's shareholders prior to July 30, 1999, then (a) the entire amount of principal and interest which remains unpaid shall become due and payable as of November 28, 1999 and (b) the Company shall immediately issue to the holders of the Notes, for no additional consideration, shares of the Company's Common Stock as described in the Agreement and warrants to purchase 281,137 shares of Common Stock.

     In addition, subject to shareholder approval on or before July 30, 1999, the Company has agreed to issue to the Investors 2,371,815 shares of Preferred Stock at a purchase price of $1.729 per share. The Preferred Stock will pay dividends quarterly at a rate of 4% per share for the first four years, increasing to 10% thereafter, and accruing on a cumulative basis. Shares of Preferred Stock include (a) voting rights, (b) receive preferential treatment upon liquidation of the Company and (c) convert into Common Shares upon certain events. The designation, rights, preferences and other terms and conditions relating to the Preferred Stock are described below and are set forth in greater detail in Exhibit A to this Proxy Statement and in the Agreement with the Investors that has been filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-KSB relating to fiscal 1999 (see "Incorporation of Certain Documents by Reference"). Also, subject to shareholder approval on or before July 30, 1999, the Company has agreed to issue to the Investors ten-year warrants for the purchase (subject to adjustment as provided therein) of 759,562 shares of Preferred Stock. These warrants cannot be exercised unless the value of the Company's stock price as traded on the NASDAQ over a twenty-day period exceeds $7.28.

Because the conversion price can vary depending on certain circumstances in existence at the time of conversion, the exact number of shares of Common Stock to be issued cannot be exactly determined in advance of a conversion election. Based on the terms of the Agreement and if the Company meets all the conversion criteria described therein, the maximum number of shares of Common Stock that may be issued upon conversion of all Preferred Stock which may be issued to the Investors is 3.5 million shares, or when added to the total outstanding Common Stock as of April 26, 1999, approximately 37% of the total outstanding Common Stock.

Amendment to Articles of Incorporation
______________________________________

     The Board of Directors believes that a class of preferred stock should be available for issuance by the Board from time to time for proper corporate purposes, including those described above. As of April 26, 1999, no preferred stock was authorized by the Company. Thus, the Board has approved, and recommends the shareholders adopt, an amendment to the Company's Articles of Incorporation which authorizes a new class of 5,000,000 shares of Series A Convertible Preferred Stock.

     The newly authorized shares of Preferred Stock will be issuable from time to time by action of the Board of Directors for any proper corporate purpose, without shareholder approval unless required by applicable law or the rules of The Nasdaq Stock Market. These purposes could include financings (as described above), payment of stock dividends and corporate acquisitions.
The shares could also be issued in a private placement transaction to a third party favored by the Board in the event of a takeover attempt directed at the Company, which could give the favored party an advantage over a competing party in a contest to acquire control of the Company.

     At the present time, the Company has no immediate plans to issue the Preferred Stock except as described above (see "Background") and in the ordinary course of business. If the issuance of Preferred Stock is approved by the shareholders in accordance with The Nasdaq Stock Market rules and the Ohio Control Share Acquisition Act, as discussed below, a portion of the newly authorized shares of Preferred Stock, as well as a portion of the Common Stock of the Company into which such Preferred Shares could be converted, will be reserved for issuance.

At the Special Meeting, the following resolution will be introduced:

     RESOLVED, that Article Fourth of the Articles of Incorporation of the Company be amended to read in its entirety as described on Exhibit A to this Proxy Statement.

     Adoption of the above resolution requires the affirmative vote of the holders of at least a majority of the Company's outstanding shares of common stock. Proxies received in response to this solicitation will be voted in favor of the proposal unless the shareholder otherwise instructs. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution. The Board of Directors recommends the adoption of the resolution.


The Nasdaq Stock Market
_______________________

The Company's Common Stock is traded on The Nasdaq National Market. It is now the policy of The Nasdaq Stock Market to require shareholder approval of the issuance, other than in a public offering, of securities convertible into Common Stock if the Common Stock underlying such securities would have, upon issuance, voting power equal to or in excess of 20% of the Company's total voting power outstanding before such issuance. As noted above, under certain circumstances it is possible that the Preferred Stock could be convertible into Common Stock exceeding such 20% threshold. For this reason, once a class of Preferred Stock has been authorized by the Company's shareholders by amending the Articles of Incorporation (as described above), the issuance of the Preferred Stock to the Investors must also be approved by the Company's shareholders.

At the Special Meeting, the following resolution will be introduced:

RESOLVED, that, for purposes of complying with the applicable requirements of The Nasdaq Stock Market, the shareholders of MedPlus, Inc. do hereby approve the Company's issuance of up to 5,000,000 shares of Series A Convertible Preferred Stock as described in the Proxy Statement relating to this Special Meeting of Shareholders.

The affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting stock present in person or by proxy at the Special Meeting is required to adopt the resolution. Proxies in the form solicited hereby that are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

The Ohio Control Share Acquisition Act
______________________________________

The Company is an issuing public corporation incorporated in Ohio, and as such is subject to the laws contained in the Ohio Revised Code (the "Code"). Section 1701.831 of the Code provides that any "control share acquisition" of an issuing public corporation may be made only with the prior authorization of the shareholders of such corporation. For purposes of the Code, a "control share acquisition" means the acquisition by any person of shares of an issuing public corporation that would entitle such person, immediately after such acquisition, to direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or
more of such voting power.   The issuance of the Preferred Stock
and, subsequent thereto, the conversion of such Preferred Stock into the Common Stock of the Company, could provide the Investors with greater than or equal to one-third of the voting power in the election of the Company's directors. As such, acquisition of such shares by the Investors must be authorized by the Company's shareholders in accordance with the Code. For this reason, once a class of Preferred Stock has been authorized by the Company's shareholders by amending the Articles of Incorporation (as described above), the issuance of the Preferred Stock to the Investors must also be approved by the Company's shareholders.

At the Special Meeting, the following resolution will be introduced:

RESOLVED, that, for purposes of complying with the Ohio Control Share Acquisition Act, the shareholders of MedPlus, Inc. do hereby approve the Company's issuance of up to 5,000,000 shares of Series A Convertible Preferred Stock as described in the Proxy Statement relating to this Special Meeting of Shareholders.

The affirmative vote of the holders of a majority of the voting power of the Company's outstanding voting stock present in person or by proxy at the Special Meeting is required to adopt the resolution. Proxies in the form solicited hereby that are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

Other Terms and Conditions of the Preferred Stock
_________________________________________________

The Preferred Stock is governed by numerous terms and conditions in addition to those described above. Although certain of these additional terms and conditions are described below, it should be noted that such terms and conditions are described in much greater detail in Exhibit A to this Proxy Statement and in the Agreement with the Investors which has been filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-KSB relating to fiscal 1999 (see "Incorporation of Certain Documents by Reference"). The following description is merely a brief summary of such documents and is qualified in its entirety by reference to such documents.

Conversion Features. Subject to the terms and conditions of Exhibit A hereto, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares into the number of fully paid and nonassessable shares of Common Stock that is obtained by (i) multiplying the number of shares of Preferred Stock to be converted by the original purchase price for such shares and (ii) dividing the result by the original purchase price per share for such shares or, in case an adjustment of such price has taken place, then by the conversion price as last adjusted and in effect at the date the share or shares of Preferred Stock are surrendered for conversion.

Mandatory Conversion. If at any time the Company conducts a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate price paid for such shares by the public is at least $25,000,000 and (ii) the price paid by the public for such shares is at least $5.00 per share (as adjusted), then effective upon the closing of such public offering, all outstanding shares of Preferred Stock will automatically convert to shares of Common Stock as described in Exhibit A. In addition, if at any time after the third anniversary of the date on which the Preferred Stock is initially issued to the Investors the Fair Market Value of one share of Common Stock exceeds 200% of the original purchase price of the Preferred Stock, (as adjusted), then all outstanding shares of Preferred will automatically convert to shares of Common Stock as described in Exhibit A.

Optional Redemption. In the event of a Change of Control (as defined in Exhibit A), the holders of a majority of the shares of the Preferred Stock may require the Company to redeem such shares. The Preferred Stock will be redeemed by paying for each share an amount in cash equal to 110% of the original purchase price per share plus an amount equal to certain dividends declared but unpaid thereon.

Dividends. The holders of the Preferred Stock shall be entitled to receive quarterly cash dividends at the rate per annum equal to 4% of the original purchase price per share until the third anniversary of the date on which such shares were initially issued to the Investors, and thereafter at the rate equal to 10% of the original purchase price per share. Such dividends will be cumulative and will be declared by the Board of Directors and paid by the Company quarterly on January 31, April 30, July 31 and October 31 of each year. At the sole option of the holder of shares of Preferred Stock, such dividends may be paid in the form of additional shares of Common Stock.

Voting Rights. Except as otherwise provided in the terms of the Preferred Stock or by law, the Preferred Stock will vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the shareholders of the Company, including, but not limited to actions amending the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock. Each share of Preferred Stock will entitle its holder to the number of votes per share on each action equal to the number of shares of Common Stock into which each share of Preferred Stock is then convertible; provided, however, that if the number of such number of votes is greater than such number of shares of Series A Convertible Preferred Stock and is consequently a violation of the rules of the Nasdaq Stock Market applicable to the Company, then the number of votes shall equal the number of shares of Preferred Stock.


                                              SUMMARY COMPENSATION TABLE
                                                                                    Long Term Compensation
                                                               ________________________________________________________________
                                    Annual Compensation                                  Awards
                                   ________________________    ________________________________________________________________
Name and                  Fiscal                                Restricted Stock       Securities Underlying     All Other
Principal Position        Year(1)   Salary($)    Bonus($)          Awards ($)                Options(#)       Compensation ($)
____________________      _______  __________  ___________      _________________      _____________________  _________________
Paul F. Albrecht,          1999     110,000      36,500                --                     20,000                 --
  Vice President and
  Chief Technology         1998      96,667      48,472                --                     20,000(2)              --
  Officer
                           1996      75,000      30,000                --                     15,000                 --


Richard A. Mahoney         1999     217,000        --                  --                     50,000                 --
  Chairman of the Board,
  President and Chief      1998     205,004     200,000              4,015(4)                 50,000(2)              --
  Executive Officer
                           1996     200,750        --                  --                    100,000                 --


Timothy P. McMullen        1999     160,000      74,445(2)             --                     10,000                 --
  Vice President of
  Sales and Marketing      1998     149,583      28,262(2)             --                     25,000(2)              --

                           1996      78,750        --                  --                     50,000                 --


Philip S. Present II       1999     180,000        --                  --                     40,000                 --
  Chief Operating Officer
  and Director             1998     151,649     100,000                --                       --  (2)              --

                           1996     128,000        --                  --                     30,000                 --


Gary L. Price              1999     111,028      12,472(2)             --                       --                   --
  Former Senior Vice
  President of Business    1998     132,541      68,088(2)           4,015(4)                   --                 21,420(5)
  Development
                           1996     112,500      95,461                --                       --                   --

Daniel A. Silber           1999     120,000      10,000                --                     15,000                 --
  Vice President of
  Finance and Chief        1998     109,000        --                  --                     10,000(2)              --
  Financial Officer
                           1996      93,000       5,000                --                     10,000                 --
</TABLE



____________________
(1) In December 1997, the Company changed its fiscal year end from
December 31 to January 31.  Accordingly, the Company's 1999 and
1998 fiscal years commenced on February 1 and ended on January 31.
 Information for the years ended January 31, 1999 and 1998 is compared with information for the year ended December 31, 1996.
During the period from January 1 through January 31, 1997, Mr.
Albrecht earned a salary of $10,500 and was granted 1,500 options,
Mr. Mahoney earned a salary of $24,750 and was granted 50,000 options, Mr. McMullen earned a salary of $11,250 and was granted
5,000 options, Mr. Present earned a salary of $18,000 and was granted 25,000 options, Mr. Price earned a salary of $16,500 and was granted no options and Mr. Silber earned a salary of $13,000 and was granted 1,000 options.  This information is not included in the table and no additional compensation of any type was earned by the named executive officers during that period.

(2) Amounts indicated represent bonus and commission payments.

(3) Mr. Price resigned effective September 15, 1998.

(4) In 1998, stock awards in equal amounts were given to all Company employees who had completed their fifth year with the Company. Mr. Mahoney and Mr. Price each received such a stock award in 1998.

(5) Amount indicated represents the forgiveness of a loan made to Mr. Price in the amount of $21,420.




Stock Options

The following table sets forth information regarding stock options granted to the named executives during fiscal 1999:

                                        OPTION GRANTS IN LAST FISCAL YEAR

                                               Individual Grants
___________________________________________________________________________________________________________
                       Number of Securities        % of Total Options        Exercise of
                        Underlying Options       Granted to Employees in     Base Price        Expiration
Name                       Granted                    Fiscal Year             ($/Sh.)             Date
_____________       _______________________  ___________________________   _____________    _______________
Paul F. Albrecht           20,000                      6%                      6.50          June 24, 2003

Richard A. Mahoney         50,000                     16%                      6.50          June 24, 2003

Timothy P. McMullen        10,000                      3%                      6.50          June 24, 2003

Philip S. Present II       40,000                     12%                      6.50          June 24, 2003

Gary L. Price                --                        --                       --                --

Daniel A. Silber           15,000                      5%                      6.50          June 24, 2003

</TABLE



                                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                           AND FY-END OPTION VALUES

The following table sets forth information regarding stock options exercised by the named executives during fiscal 1999 and the value of unexercised in-the-money options held by the named parties as of January 31, 1999:


                                                             Number of Securities Underlying    Value of Unexercised In-the-Money
                                                            Unexercised Options at FY-End (#)       Options at FY-End ($)(1)
                                                            _________________________________    _________________________________
                         Shares
                      Acquired on                Value
Name                    Exercise              Realized($)      Exercisable      Unexercisable      Exercisable       Unexercisable
_________             ___________            ____________     ______________    _____________      ___________       _____________
Paul F. Albrecht          --                      --             27,667            38,833              --                  --

Richard A. Mahoney        --                      --            300,000              --                --                  --

Timothy P. McMullen       --                      --             31,667            58,333              --                  --

Philip S. Present II      --                      --             70,000            50,000              --                  --

Gary L. Price             --                      --               --                --                --                  --

Daniel A. Silber          --                      --             24,001            21,999              --                  --

_______________
(1) Based on the average high and low prices of the Company's Common Stock on January 29, 1999.

</TABLE

Compliance with Section 16(a) of the Exchange Act

     To the Company's knowledge, during fiscal 1999, all reports required to be filed under Section 16(a) of the Exchange Act were filed in a timely manner.

Compensation of Directors

During the year ended January 31, 1999, the Company's outside directors (those directors who are not employees of the Company) were compensated for their services as directors as follows: (i) director Martin A. Neads was compensated at the rate of $1,000 per meeting and (ii) directors Paul J. Stein and Robert E. Kenny III were compensated for the first meeting at the rate of $3,000 per meeting, thereafter being compensated at a rate of $3,500 per meeting ($2,500 of each payment made to Messrs. Stein and Kenny represented forgiveness of amounts due under promissory notes issued to the Company by Messrs. Stein and Kenny for loans made to them by the Company to purchase shares of the Company's Common
Stock). Outside directors are not compensated for committee meetings that occur on the same date as full Board meetings. The
Company does not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the Board and the performance of Board duties.

In addition, outside directors are entitled to receive stock options under the Directors' Plan. The Directors' Plan provides that, commencing in 1995, nonemployee directors are entitled to an option to purchase 5,000 shares of the Company's Common Stock after their first year in office and to an annual, automatic grant of an option to purchase 2,500 shares of the Company's Common
Stock at every annual shareholders' meeting commencing in 1995. A total of 100,000 shares is available under the Directors' Plan.
All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of fair market value of the Common Stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered.
After 12 months, they become exercisable in full until expiration.

Employment Agreements

Paul F. Albrecht, the Company's Chief Technology Officer, is employed pursuant to an employment agreement dated February 1, 1999. The term of this agreement is 12 months. The agreement provides for a base salary of $9,167 per month, beginning in February 1999, plus bonuses payable based upon the delivery of the Company's ChartMaxx product. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by the Company for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of the Company.

Richard A. Mahoney, the Company's Chairman of the Board, President and Chief Executive Officer, is employed pursuant to an employment agreement dated October 31, 1995. The term of the agreement expires on June 30, 2001 and commenced on November 1, 1995. It provides for a base salary of $186,000 per annum initially, increasing incrementally to a base salary of $245,000 per annum in the final year of the agreement. Under the agreement, Mr. Mahoney will also be entitled to annual bonuses of up to 100% of his salary, the actual amount to be determined based on the Company's performance and Mr. Mahoney's personal performance as determined by the Board of Directors or the Compensation Committee of the Board of Directors. He also is entitled to annual stock option grants of 50,000 shares during the term of the agreement under the Long-Term Plan and may be granted up to 50,000 stock options in lieu of a cash bonus in a particular year.

Under the employment agreement, if the Company terminates Mr.
Mahoney's employment without cause or Mr. Mahoney terminates his employment with the Company under a limited set of circumstances defined in the employment agreement, including a change of control, Mr. Mahoney will receive an amount derived by multiplying the factor 2.99 by the sum of his salary and bonus paid in the year prior to the year of termination. In addition, in the event of a change in control of the Company, all outstanding stock options held by Mr. Mahoney at the time of the change in control, which were granted six months or more prior to such time, will become exercisable in full and will become subject to repurchase, at fair market value, for cash by the Company at Mr. Mahoney's election. This agreement also provides that in the event it expires and Mr. Mahoney is not rehired in the same position under the terms and conditions of a new employment agreement acceptable to both Mr. Mahoney and the Company, Mr. Mahoney will receive lump sum severance compensation equal to the sum of the salary and bonus paid to him in the year ending June 30, 2001, the final year of the agreement. In the event the agreement is terminated by the Company for cause, Mr. Mahoney would forfeit any severance payment and all of his outstanding stock options. The agreement also provides that upon termination or expiration, Mr. Mahoney's participation in Company-sponsored employee and health benefit plans will be continued at the Company's expense for a maximum of 18 months so long as he is alive and is not elsewhere employed or self-employed.

Timothy P. McMullen, the Company's Vice President of Sales and
Marketing, is employed pursuant to an employment agreement dated
February 1, 1999. The term of this agreement is 12 months. The agreement provides for a base salary of $13,333 per month, plus commissions based on sales in the ChartMaxx and OptiMaxx divisions. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by the Company for nonperformance. In the event the Company terminates Mr.
McMullen's employment without cause, he shall receive severance pay in the amount of three months' salary.

Philip S. Present II, the Company's Chief Operating Officer and
Director, is employed pursuant to an employment agreement dated
February 1, 1999. The term of this agreement is 12 months. The agreement provides for a base salary of $15,000 per month, beginning in February 1999, plus bonuses payable based upon the attainment of certain profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by the Company for nonperformance. In the event Mr. Present is elected President of the Company during the term of the agreement, whether or not such election follows a change in control of the Company, the agreement provides that he shall be awarded stock options to purchase 50,000 shares of the Company's Common Stock under the Company's Long-Term Stock
Incentive Plan.  In addition, if the Company terminates Mr.
Present's employment without cause, he shall receive severance pay in the amount of six months' salary. Finally, should Mr.
Present's employment be terminated, with or without cause, as a result of the liquidation, dissolution, consolidation, merger or other business combination of the Company, including the transfer of all or substantially all of the Company's assets, the agreement provides that (i) the Company shall pay to Mr. Present an amount equal to 2.5 times the aggregate of salary and bonus payments made to him from February 1, 1999 until the date of such termination and (ii) all stock options granted to Mr. Present prior to such event shall immediately become fully vested (but in no event shall any stock options become vested earlier than the minimum vesting period provided by the Company's 1994 Long-Term Stock Incentive
Plan).

Daniel A. Silber, the Company's Chief Financial Officer, is employed pursuant to an employment agreement dated February 1, 1999. The term of his agreement is 12 months. The agreement provides for a base salary of $10,000 per month, beginning in February 1999, plus bonuses payable based upon the attainment of certain net income and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by the Company for nonperformance with 90 days written notice in addition to six months severance pay.

     CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND OTHER
                          INFORMATION

     The Company signed a letter of agreement with DiaLogos, Inc.
("DiaLogos"), dated July 12, 1996, amended January 31, 1997, in which the Company, on or before March 31, 1998, agreed to either pay DiaLogos for 75% of the common shares of DiaLogos or secure a funding commitment for DiaLogos' operations from investors and/or lenders, or a combination thereof. (A copy of such letter of agreement was included as an Exhibit to the Company's 1996 Annual
Report on Form 10-KSB). Certain investors identified by the Company would receive a 1% interest in DiaLogos in exchange for each $22,000 invested in DiaLogos. In addition, the letter provides that in the event the Company secures a funding commitment from investors and/or lenders, then DiaLogos will grant the Company the option (immediately exercisable through December
31, 1999) to purchase 75% of the common shares of DiaLogos less any shares already purchased by the Company and/or investors identified by the Company. Richard Mahoney, the President, Chief
Executive Officer and Chairman of the Board of the Company, Philip
S. Present II, the Chief Operating Officer and Director of the
Company and Daniel A. Silber, the Chief Financial Officer of the
Company have each invested funds in DiaLogos in exchange for ownership interests therein. Mr. Mahoney and his spouse have invested a total amount of $297,000 for an interest of 13.5% of DiaLogos, Mr. Present has invested $44,000 for a 2% interest in DiaLogos and Mr. Silber has invested $22,000 for a 1% interest in DiaLogos.

     The terms of the Agreement of Merger and Plan of Reorganization pursuant to which the Company acquired UDMS in December 1995 provided that the Company would not sell or merge
UDMS to or into an unaffiliated third party or sell its stock to an unaffiliated third party without the prior consent of Jay
Hilnbrand, one of the prior shareholders of UDMS, General Manager of UDMS and a director of the Company. When the Board of Directors of the Company determined it would be in the best interests of the Company to conduct an initial public offering of UDMS' common stock (the "IPO"), the Company needed to obtain Mr.
Hilnbrand's consent. In accordance with that obligation, the Company and Mr. Hilnbrand entered into an Agreement on May 15,
1997, subsequently amended December 10, 1997, pursuant to which Mr. Hilnbrand agreed to consent to the IPO and the Company agreed to pay to Mr. Hilnbrand $10,100 on the effective date of the IPO.
 (A copy of this Agreement, as amended, was included as an Exhibit to the Company's 1998 Annual Report on Form 10-KSB.)

  When the Company acquired UDMS in December 1995, it also acquired all the common stock of HWB, Inc., a company that was affiliated with UDMS and of which Mr. Hilnbrand was a shareholder
("HWB"). A portion of the consideration paid by the Company for the common stock of HWB was to be based on the revenues of UDMS over a period of time (the "Earn-Out Consideration"). As a result of the potential IPO, the Company and Mr. Hilnbrand have also amended the Stock Purchase Agreement dated December 29, 1995 pursuant to which Mr. Hilnbrand sold to the Company all of the common stock of HWB, Inc. owned by him. (A copy of this Agreement, as amended, was included as an Exhibit to the Company's
1998 Annual Report on Form 10-KSB). The amendment provides that if the IPO occurs, certain Earn-Out Consideration due Hilnbrand could be earned by him over an extended period of time and a portion of such consideration could be paid in the form of UDMS' common stock instead of the Company's common stock.

In January 1998, the Company decided to sell the net assets of the Step2000 segment of UDMS and began negotiating with prospective buyers. Jay Hilnbrand, General Manager of UDMS and a director of the Company, acted on the Company's behalf in identifying and negotiating with prospective buyers. It was the intention of the Company to compensate Mr. Hilnbrand for these efforts in the event the Company sold the Step2000 product as a result of such efforts. At this time, however, the Company has determined not to sell the net assets of the Step2000 segment of UDMS.

On January 1, 1998, and again on January 1, 1999, the
Company entered into consecutive Representative Agreements with
European IT Solutions ("EITS") pursuant to which the Company hired
EITS to research, develop and implement an indirect sales channel for the Company's products and services into part or parts of the
member states of the European Union ("EU").   Martin A. Neads, a
director of the Company, is a principle of EITS.  Pursuant to the
Representative Agreement, the Company has advanced a certain amount of funding to EITS for market assessment and other
activities to be performed by EITS and/or its agents in
furtherance of its objectives.  In addition, in exchange for its services pursuant to the Representative Agreement, EITS is to receive certain marketing fees based on successful sales in the
EU.

	The Company's Chief Operating Officer and Director, Philip
S. Present II, was an audit partner with the accounting firm KPMG
Peat Marwick LLP ("KPMG") prior to joining the Company in 1995.
In such capacity he served as the engagement partner for a client of KPMG during 1993. In 1995 that client restated its financial statements for the years 1992 and 1993 as a result of its allegedly having reported premature and fictitious revenue for such years. In April 1997, the Securities and Exchange Commission
("SEC") settled a civil proceeding in the United States District
Court for the Southern District of Ohio against that client and five of its former senior officers. The client consented to a permanent injunction and the former officers consented to both permanent injunctions and a total of approximately $1.5 million in monetary penalties. One of the former officers also pleaded guilty to related criminal charges. In a separate administrative proceeding also concluded in April 1997, Mr. Present and another former KPMG partner voluntarily consented to a cease and desist order arising out of the conduct of the audits of the client's financial statements without admitting or denying any of the SEC's allegations. As a result of the order, Mr. Present was prohibited from practicing as an accountant before the SEC for a period of 30 months from the date of such order. The order does not affect his current duties with the Company or his ability to serve as a director of a publicly-held company. Mr. Present voluntarily consented to the order in order to avoid the expense and time burden of prolonged contested proceedings.

                    2000 SHAREHOLDER PROPOSALS

In order for any shareholder proposals for the 2000 Annual Meeting of Shareholders to be eligible for inclusion at the meeting, they must be received by the Secretary of the Company at 8805
Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249, prior to
December 28, 1999.

          SELECTION OF ACCOUNTANTS FOR FISCAL YEAR 2000

The Company will continue to retain the services of KPMG LLP, its outside accounting firm since 1994, for fiscal year 2000.
Representatives of KPMG LLP are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Annual Report of the Company for fiscal 1999 is enclosed with this Proxy Statement. Portions of the Annual Report enclosed herewith and portions of the Company's Annual Report on Form 10-
KSB as filed with the SEC for fiscal 1999 are incorporated by reference into this Proxy Statement. Upon written request and payment of a copying charge of $.10 per page, the Company will provide any of its shareholders a copy of any document, or exhibit thereto, incorporated herein by reference. Requests for such copies should be directed to: Investor Relations, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

                         OTHER MATTERS

The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                               By Order of the Board of Directors


                               Robert E. Kenny III
                               Secretary





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